EXHIBIT 99.1

October 26, 2006

Dow Reports Third Quarter Results
Record Third Quarter Sales and Robust Earnings

Third Quarter of 2006 Highlights

•      Sales for the three months ended September 30 were $12.4 billion, 10 percent higher than in the same period last year and a new third quarter record for the Company.

•      Dow reported earnings of $0.53 per share, which included a $0.45 per share charge for restructuring activities.

•      Excluding the restructuring charge, earnings per share set a new third quarter record of $0.98, up 20 percent from $0.82 in the same period last year.

•      The Company recorded a pretax restructuring charge of $579 million—equivalent to $0.45 per share—related to the shutdown of several assets, as part of Dow’s ongoing commitment to financial discipline and active portfolio management.

•      Compared with the third quarter of last year, Dow recorded price increases in each of its operating segments, with double-digit gains in most Basics businesses.

•      Across the Company as a whole, a continued focus on price/volume management secured an 11 percent price improvement, driving year-over-year margin recovery despite an increase of almost $750 million in feedstock and energy costs.

•      The Performance segments posted solid volume growth, with combined improvement in all geographic regions and particular strength in Asia Pacific, where volume increased 17 percent compared with the same period last year.

•      Equity earnings for the quarter exceeded $300 million, with strong contributions from EQUATE, Dow Corning, MEGlobal and OPTIMAL—reaffirming the effectiveness of the Company’s asset-light strategy.

Comment

Geoffery E. Merszei, Dow’s executive vice president and chief financial officer, stated:

“This was an excellent quarter: record third quarter sales; solid price increases across virtually every business and in every geographic region; encouraging volume growth in our Performance segments; operating rates that were the highest since the first quarter of 2005; and record equity earnings.”

	3 Months Ended Sept. 30		9 Months Ended Sept. 30
(In millions, except for per share amounts)	2006	2005	2006	2005
Net Sales	$12,359	$11,261	$36,888	$34,390
Net Income	$512	$801	$2,749	$3,419
Earnings per Common Share	$0.53	$0.82	$2.82	$3.51

Review of Third Quarter Results

The Dow Chemical Company (NYSE: DOW) reported sales of $12.4 billion for the third quarter of 2006, 10 percent higher than the same period in 2005.

Net income for the quarter was $512 million. This was down from $801 million a year ago, reflecting the impact of a $579 million pretax restructuring charge, announced in August, related to the shutdown of several assets as part of the Company’s ongoing commitment to financial discipline and active portfolio management. Dow reported earnings of $0.53 per share, including a $0.45 per share charge for restructuring activities. Excluding this restructuring charge, earnings per share set a new third quarter record of $0.98, up 20 percent from $0.82 in the same period last year.

Year over year, price in the third quarter improved 11 percent, reflecting healthy increases in all geographic areas and across all segments, with the strongest gains in the Basics businesses.  This more than offset another significant increase in feedstock and energy costs, which were almost $750 million higher than the same period in 2005 … the 17th consecutive quarter of year-over-year increases, only one of which has been less than 15 percent. Volume for the third quarter fell 1 percent compared with 2005, as gains in each of Dow’s Performance segments and in Basic Chemicals were offset by declines in Basic Plastics and Hydrocarbons & Energy.

Equity earnings in the third quarter of $317 million were 32 percent higher than in the same period last year, setting a new quarterly record for the Company. Strong contributions from EQUATE, OPTIMAL, MEGlobal and Dow Corning, plus significant year-over-year improvements in a number of the other joint ventures, more than offset the absence of earnings from the Company’s interest in UOP LLC, which was sold in the fourth quarter of 2005.

“This was an excellent quarter: record third quarter sales; solid price increases across virtually every business and in every geographic region; encouraging volume growth in our Performance segments; operating rates that were the highest since the first quarter of 2005; and record equity earnings,” said Geoffery E. Merszei, Dow’s executive vice president and chief financial officer.

“Once again, our strategy served us well. Excluding the restructuring charge, EBIT(1) improved, with gains in the Basics businesses offsetting a decline in our Performance portfolio. Robust demand in Asia Pacific and solid volume momentum for many of our businesses in Europe all but compensated for softness elsewhere around the globe. And earnings from our joint ventures climbed to more than $300 million. In short: a strong quarter thanks to our balanced business portfolio, a broad geographic presence and a focus on strategic joint ventures,” Merszei said.

In the Performance Plastics segment, sales for the third quarter were $3.5 billion, an increase of 9 percent compared with the same period in 2005. Volume rose 2 percent, with very strong demand in Asia Pacific, Latin America and Europe more than offsetting a modest decline in North America. Price was up 7 percent as the segment reported healthy increases across all geographic regions and businesses. Dow Epoxy set a new quarterly sales record, with significant price increases worldwide and double-digit volume growth, reflecting solid demand across most applications and particular strength in epoxy coatings and composite materials. The Specialty Plastics & Elastomers portfolio also saw strong increases in both price and volume, but EBIT was down, principally the result of weakness in Engineering Plastics, which saw polycarbonate prices fall in response to new industry capacity and a slowdown in optical media demand. By contrast, the Wire and Cable business reported another solid quarter, with continued strength in both the power and telecommunications industries. Dow Building Solutions posted a healthy increase in sales compared with the same quarter in 2005, driven by strong pricing momentum in Europe. Despite a slowdown in the North American housing industry, volume remained flat, with the other geographic regions reporting buoyant demand and particular strength in Europe. Notwithstanding a strong contribution from Univation, third quarter equity earnings for the Performance Plastics segment fell compared with the same period last year, reflecting the impact of the sale of the Company’s interest in UOP in the fourth quarter of 2005. EBIT for Performance Plastics was $144 million, including a restructuring charge of $242 million.

(1)     Earnings before interest, income taxes and minority interests (“EBIT”). A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided following the Operating Segments table.

Sales in the Performance Chemicals segment were $2.0 billion for the third quarter of 2006, 8 percent higher than $1.9 billion reported in the same period last year. Volume increased 5 percent year over year, with more than 20 percent growth in Asia Pacific and strong gains in North America countering modest declines in Europe and Latin America. Price increased 3 percent. Designed Polymers recorded solid volume growth, most notably in North America—with increased demand for FILMTEC™ reverse osmosis membranes in desalination projects—and in Asia Pacific, supplemented by the acquisition of Zhejiang Omex

Environmental Engineering Co. LTD. The Omex acquisition in July created the framework on which Dow subsequently launched its fourth market-facing business—Dow Water Solutions—a business unit that will leverage the full range of the Company’s capabilities and technologies for customers in the water purification and treatment industries.  While Specialty Chemicals reported strong demand across all of its businesses, EBIT was down as escalating raw material costs, particularly in Amines and Glycol Ethers, outpaced higher selling prices. Dow Latex & Acrylic Monomers saw volume decline slightly during the third quarter, compared with the same period in 2005, in part reflecting the sale of the Superabsorbent Polymers business during the quarter, but also due to weak industry fundamentals in the coated paper industry. Equity earnings were bolstered by significant improvements at Dow Corning and an increased contribution from the specialty chemicals business of OPTIMAL. EBIT for Performance Chemicals was $286 million for the quarter, including a restructuring charge of $11 million.

The Agricultural Sciences segment reported sales of $662 million for the third quarter, 8 percent higher than $615 million achieved in the third quarter of 2005. Price edged forward 1 percent while volume increased 7 percent, with gains across every geographic region. Europe reported a marked increase in sales of crop protection products compared with the same quarter last year, as demand picked up following a delayed start to the growing season. Conversely, market conditions in Latin America remain challenging and year-over-year third quarter sales were down, albeit modestly, partly reflecting ongoing credit concerns in the region and also impacted by a drought in Argentina that delayed sales across the entire product portfolio. In North America, market acceptance of NATREON™ healthy oils continued to grow as several Canadian and U.S. restaurants have committed to converting to the product.  Third quarter EBIT for Agricultural Sciences increased $28 million compared with the same period a year ago, as the segment reported breakeven results in what is traditionally their slowest seasonal quarter.

® ™ Trademark of The Dow Chemical Company (“Dow”) or an affiliated company of Dow

The Basic Plastics segment posted third quarter sales of $3.1 billion, 15 percent higher than the same period in 2005. Price rose 20 percent, reflecting double-digit increases in every geographic region and in each of the businesses, but volume fell 5 percent compared with the high levels of a year ago. Polyethylene reported double-digit year-over-year price increases in every geographic region, allowing some margin restoration in the face of another significant rise in feedstock and energy costs. This was a record sales quarter for the business, reflecting strong industry fundamentals. Polystyrene also reported a double-digit increase in price; however, the increase was not sufficient to keep pace with escalating benzene costs. Volume for the quarter, for both Polyethylene and Polystyrene, was down compared with the same period last year, as falling raw material costs towards the end of the quarter prompted customers to delay purchases in the expectation of lower prices. Equity earnings increased year-over-year, principally the result of stronger contributions from the Company’s polyethylene joint venture with Siam Cement and the polyethylene business of EQUATE. Third quarter EBIT for the Basic Plastics segment was $592 million, including a restructuring charge of $16 million.

Third quarter sales in the Basic Chemicals segment increased 13 percent compared with a year ago, from $1.3 billion to $1.5 billion—reflecting a 12 percent increase in price and 1 percent volume growth. Vinyl chloride monomer reported a solid increase in third quarter sales compared with 2005, in part due to unplanned outages during the same period a year ago, but also reflecting strong demand growth from manufacturers of window profiles and PVC pipe supplying the construction industry in Europe. Year over year, caustic soda sales were also up, despite lower prices, in part because industry outages in Europe afforded Dow the opportunity to increase volume. The Ethylene Oxide / Ethylene Glycol business reported a significant increase in sales for the third quarter 2006 compared with 2005. Price rose strongly, but volume fell as many PET and polyester customers curtailed their orders due to the exceptionally high price of paraxylene. Year over year, third quarter equity earnings for the segment doubled, driven by significantly higher contributions from MEGlobal and the ethylene glycol businesses of EQUATE and OPTIMAL. The Basic Chemicals segment reported EBIT of $122 million, including a restructuring charge of $165 million.

“To summarize, this was an extremely encouraging quarter—not only from the perspective of record sales, improved margins and strong equity earnings, but also in relation to our solid cash flow and our tight control of working capital. And the decisions we took during the third quarter in relation to asset shutdowns around the world will provide the platform for increased competitiveness going forward,” said Merszei.

“Looking ahead, we expect the solid demand seen by many of our businesses in the third quarter to continue into the fourth quarter, although the ongoing volatility in feedstock and energy costs creates some uncertainty in relation to the dynamics of customer buying patterns.  With relative price stability and falling raw material costs as we move through the fourth quarter, we expect margin recovery in the Performance businesses.  2006 is turning out to be another tremendous year for the Company—and we have every reason to believe that 2007 will be yet another very good year for Dow,” he concluded.

Dow will host a live Webcast of its third quarter earnings conference call with investors to discuss its results, business outlook and other matters today at 10:00 a.m. EDT on www.dow.com.

About Dow
Dow is a diversified chemical company that harnesses the power of science and technology to improve living daily. The Company offers a broad range of innovative products and services to customers in more than 175 countries, helping them to provide everything from fresh water, food and pharmaceuticals to paints, packaging and personal care products. Built on a commitment to its principles of sustainability, Dow has annual sales of $46 billion and employs 42,000 people worldwide. References to “Dow” or the “Company” mean The Dow Chemical Company and its consolidated subsidiaries unless otherwise expressly noted. More information about Dow can be found at www.dow.com.

Use of non-GAAP measures: Dow’s management believes that measures of income excluding certain items (“non-GAAP” information) provide relevant and meaningful information to investors about the ongoing operating results of the Company. Such measurements are not recognized in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and should not be viewed as an alternative to GAAP measures of performance. Reconciliations of non-GAAP measures to GAAP measures are provided in the Supplemental Information tables.

Note:  The forward-looking statements contained in this document involve risks and uncertainties that may affect the Company’s operations, markets, products, services, prices and other factors as discussed in filings with the Securities and Exchange Commission. These risks and uncertainties include, but are not limited to, economic, competitive, legal, governmental and technological factors. Accordingly, there is no assurance that the Company’s expectations will be realized. The Company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by securities and other applicable laws.

Supplemental Information

The following tables summarize the impact of certain items recorded in the three-month and nine-month periods ended September 30, 2006 and 2005:

Description of Certain Items Affecting Results:

Three-month period ended September 30, 2006
On August 29, 2006, the Company’s Board of Directors approved a plan to shut down a number of assets around the world as the Company continues its drive to improve the competitiveness of its global operations. As a consequence of these shutdowns, which are scheduled to be completed by the end of 2008, and other optimization activities, the Company recorded pretax restructuring charges totaling $579 million in the third quarter of 2006. The charges included asset write-downs and write-offs of $327 million, costs associated with exit or disposal activities of $171 million and severance costs of $81 million. The impact of the charges is shown as “Restructuring charges” in the consolidated statements of income. For a breakdown of these charges by operating segment, see the Operating Segment tables at the end of this earnings release.

	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Three Months Ended		Three Months Ended		Three Months Ended
In millions, except per share amounts	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
Restructuring charges	$(579)	—	$(438)	—	$(0.45)	—

Nine-month periods ended September 30, 2006 and 2005
In addition to the items described above,  earnings for the nine-month period ended September 30, 2005, were favorably impacted by a pretax gain of $70 million related to the sale of a 2.5 percent interest in the EQUATE joint venture, recorded in the first quarter of 2005. Of this gain, $29 million was reflected in the Basic Plastics segment and $41 million was reflected in the Basic Chemicals segment. Earnings for 2005 were also favorably impacted by an after-tax benefit of $113 million related to the repatriation of foreign earnings in 2005 under the American Jobs Creation Act (“AJCA”), reflected in “Provision for income taxes.”  The gains were partially offset by a pretax charge of $31 million associated with the Company’s early redemption of debt.

	Pretax Impact (1)		Impact on Net Income (2)		Impact on EPS (3)
	Nine Months Ended		Nine Months Ended		Nine Months Ended
In millions, except per share amounts	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005	Sept. 30, 2006	Sept. 30, 2005
Restructuring charges	$(579)	—	$(438)	—	$(0.45)	—
Gain on sale of EQUATE shares	—	$70	—	$46	—	$0.05
Loss on early extinguishment of debt	—	(31)	—	(20)	—	(0.02)
AJCA repatriation of foreign earnings	—	—	—	113	—	0.12
Total	$(579)	$39	$(438)	$139	$(0.45)	$0.15

(1)             Impact on “Income before Income Taxes and Minority Interests”

(2)             Impact on “Net Income Available for Common Stockholders”

(3)             Impact on “Earnings per common share—diluted”

Reconciliation of Earnings Per Share (“EPS”)

	Three Months Ended
	Sept. 30, 2006	Sept. 30, 2005
EPS excluding restructuring charges	$0.98	$0.82
Restructuring charges included in EPS	(0.45)	—
Reported EPS	$0.53	$0.82

Financial Statements (Note A)

The Dow Chemical Company and Subsidiaries
Consolidated Statements of Income

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions, except per share amounts (Unaudited)	2006	2005	2006	2005
Net Sales	$12,359	$11,261	$36,888	$34,390
Cost of sales	10,600	9,610	31,027	28,247
Research and development expenses	291	264	856	790
Selling, general and administrative expenses	420	379	1,210	1,153
Amortization of intangibles	13	13	37	40
Restructuring charges (Note B)	579	—	579	—
Equity in earnings of nonconsolidated affiliates	317	240	717	739
Sundry income—net (Note C)	4	39	87	178
Interest income	48	42	128	98
Interest expense and amortization of debt discount	155	168	462	543
Income before Income Taxes and Minority Interests	670	1,148	3,649	4,632
Provision for income taxes (Note D)	137	328	831	1,153
Minority interests’ share in income	21	19	69	60
Net Income Available for Common Stockholders	$512	$801	$2,749	$3,419
Share Data
Earnings per common share—basic	$0.53	$0.83	$2.85	$3.55
Earnings per common share—diluted	$0.53	$0.82	$2.82	$3.51
Common stock dividends declared per share of common stock	$0.375	$0.335	$1.125	$1.005
Weighted-average common shares outstanding—basic	959.1	965.2	963.5	962.1
Weighted-average common shares outstanding—diluted	969.9	978.4	975.5	974.2
Depreciation	$492	$454	$1,418	$1,378
Capital Expenditures	$420	$400	$1,118	$1,050

Notes to the Consolidated Financial Statements:

Note A:

The unaudited interim consolidated financial statements reflect all adjustments which, in the opinion of management, are considered necessary for a fair presentation of the results for the periods covered.  These statements should be read in conjunction with the audited consolidated financial statements and notes thereto included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2005. Except as otherwise indicated by the context, the terms “Company” and “Dow” as used herein mean The Dow Chemical Company and its consolidated subsidiaries.

Note B:

In August 2006, Dow’s Board of Directors approved a plan to shut down a number of assets around the world as the Company continues its drive to improve the competitiveness of its global operations. As a result, the Company recorded restructuring charges totaling $579 million in the third quarter of 2006. The charges included asset write-downs and write-offs, severance costs, contract termination fees, costs for asbestos abatement and environmental remediation, and pension curtailment costs and termination benefits associated with Dow’s defined benefit plans.

Note C:

In November 2004, Union Carbide Corporation sold a 2.5 percent interest in EQUATE to National Bank of Kuwait for $104 million. In March 2005, the resale of these shares to private Kuwaiti investors was completed, reducing Union Carbide’s ownership interest from 45 percent to 42.5 percent and resulting in a pretax gain of $70 million in the first quarter of 2005.

Note D:

In the second quarter of 2005, the Company finalized its plan for the repatriation of foreign earnings subject to the requirements of the American Jobs Creation Act of 2004, resulting in a credit to the “Provision for income taxes” of $113 million.

The Dow Chemical Company and Subsidiaries
Consolidated Balance Sheets

	Sept. 30,	Dec. 31,
In millions (Unaudited)	2006	2005
Assets
Current Assets
Cash and cash equivalents	$3,134	$3,806
Marketable securities and interest-bearing deposits	35	32
Accounts and notes receivable
Trade (net of allowance for doubtful receivables—(2006: $132; 2005: $169)	5,278	5,124
Other	3,046	2,802
Inventories	6,118	5,319
Deferred income tax assets—current	269	321
Total current assets	17,880	17,404
Investments
Investment in nonconsolidated affiliates	2,623	2,285
Other investments	2,096	2,156
Noncurrent receivables	272	274
Total investments	4,991	4,715
Property
Property	43,374	41,934
Less accumulated depreciation	30,016	28,397
Net property	13,358	13,537
Other Assets
Goodwill	3,230	3,140
Other intangible assets (net of accumulated amortization—(2006: $612; 2005: $552)	441	443
Deferred income tax assets—noncurrent	3,486	3,658
Asbestos-related insurance receivables—noncurrent	750	818
Deferred charges and other assets	2,441	2,219
Total other assets	10,348	10,278
Total Assets	$46,577	$45,934

Liabilities and Stockholders’ Equity
Current Liabilities
Notes payable	$181	$241
Long-term debt due within one year	828	1,279
Accounts payable:
Trade	3,580	3,931
Other	1,772	1,829
Income taxes payable	642	493
Deferred income tax liabilities—current	217	201
Dividends payable	362	347
Accrued and other current liabilities	2,506	2,342
Total current liabilities	10,088	10,663
Long-Term Debt	9,199	9,186
Other Noncurrent Liabilities
Deferred income tax liabilities—noncurrent	1,084	1,395
Pension and other postretirement benefits—noncurrent	3,400	3,308
Asbestos-related liabilities—noncurrent	1,273	1,384
Other noncurrent obligations	3,387	3,338
Total other noncurrent liabilities	9,144	9,425
Minority Interest in Subsidiaries	354	336
Preferred Securities of Subsidiaries	1,000	1,000
Stockholders’ Equity
Common stock	2,453	2,453
Additional paid-in capital	777	661
Unearned ESOP shares	—	(1)
Retained earnings	16,371	14,719
Accumulated other comprehensive loss	(1,738)	(1,949)
Treasury stock at cost	(1,071)	(559)
Net stockholders’ equity	16,792	15,324
Total Liabilities and Stockholders’ Equity	$46,577	$45,934

See Notes to the Consolidated Financial Statements.

The Dow Chemical Company and Subsidiaries
Operating Segments

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
In millions (Unaudited)	2006	2005	2006	2005
Sales by operating segment
Performance Plastics	$3,463	$3,185	$10,398	$9,222
Performance Chemicals	2,014	1,862	5,868	5,667
Agricultural Sciences	662	615	2,585	2,635
Basic Plastics	3,106	2,702	8,889	8,088
Basic Chemicals	1,461	1,293	4,245	4,114
Hydrocarbons and Energy	1,569	1,541	4,643	4,443
Unallocated and Other	84	63	260	221
Total	$12,359	$11,261	$36,888	$34,390
EBIT(1) by operating segment
Performances Plastics	$144	$582	$1,282	$1,547
Performance Chemicals	286	352	949	1,208
Agricultural Sciences	—	(28)	377	469
Basic Plastics	592	423	1,561	1,774
Basic Chemicals	122	167	495	861
Hydrocarbons and Energy	—	—	—	—
Unallocated and Other	(367)	(222)	(681)	(782)
Total	$777	$1,274	$3,983	$5,077
Certain items increasing/(reducing) EBIT by operating segment(2)
Performance Plastics	$(242)	—	$(242)	$—
Performance Chemicals	(11)	—	(11)	—
Agricultural Sciences	—	—	—	—
Basic Plastics	(16)	—	(16)	29
Basic Chemicals	(165)	—	(165)	41
Hydrocarbons and Energy	—	—	—	—
Unallocated and Other	(145)	—	(145)	(31)
Total	$(579)	—	$(579)	$39
Equity in earnings of nonconsolidated affiliates by operating segment (included in EBIT)
Performance Plastics	$34	$51	$81	$159
Performance Chemicals	91	73	275	237
Agricultural Sciences	1	—	1	—
Basic Plastics	65	46	127	158
Basic Chemicals	100	50	163	149
Hydrocarbons and Energy	26	17	68	35
Unallocated and Other	—	3	2	1
Total	$317	$240	$717	$739

(1)                   The Company uses EBIT (which Dow defines as earnings before interest, income taxes and minority interests) as its measure of profit/loss for segment reporting purposes. EBIT includes all operating items related to the businesses and excludes items that principally apply to the Company as a whole. A reconciliation of EBIT to “Net Income Available for Common Stockholders” is provided below:

		Three Months Ended		Nine Months Ended
		Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
		2006	2005	2006	2005

EBIT		$777	$1,274	$3,983	$5,077
+	Interest income	48	42	128	98
-	Interest expense and amortization of debt discount	155	168	462	543
-	Provision for income taxes	137	328	831	1,153
-	Minority interests share in income	21	19	69	60
Net Income Available for Common Stockholders		$512	$801	$2,749	$3,419

(2)                   In August 2006, Dow’s Board of Directors approved a plan to shut down a number of assets around the world as the Company continues its drive to improve the competitiveness of its global operations. As a result, the Company recorded restructuring charges totaling $579 million in the third quarter. The charges included asset write-downs and write offs, severance costs, contract termination fees, costs for asbestos abatement and environmental remediation, and pension curtailment costs associated with Dow’s defined benefit plans.

See Supplemental Information for a description of certain items affecting results in 2005.

The Dow Chemical Company and Subsidiaries

Sales Volume and Price by Operating Segment

	Three Months Ended			Nine Months Ended
	Sept. 30, 2006			Sept. 30, 2006
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Operating segments
Performance Plastics	2%	7%	9%	9%	4%	13%
Performance Chemicals	5%	3%	8%	3%	1%	4%
Agricultural Sciences	7%	1%	8%	—	(2)%	(2)%
Basic Plastics	(5)%	20%	15%	(1)%	11%	10%
Basic Chemicals	1%	12%	13%	(1)%	4%	3%
Hydrocarbons and Energy	(12)%	14%	2%	(11)%	16%	5%
Total	(1)%	11%	10%	1%	6%	7%

Sales by Geographic Area

	Three Months Ended		Nine Months Ended
	Sept. 30,	Sept. 30,	Sept. 30,	Sept. 30,
	2006	2005	2006	2005
Sales by geographic area
United States	$4,514	$4,123	$13,903	$12,868
Europe	4,491	4,036	13,350	12,643
Rest of World	3,354	3,102	9,635	8,879
Total	$12,359	$11,261	$36,888	$34,390

Sales Volume and Price by Geographic Area

	Three Months Ended			Nine Months Ended
	Sept. 30, 2006			Sept. 30, 2006
Percentage change from prior year	Volume	Price	Total	Volume	Price	Total
Geographic areas
United States	(1)%	10%	9%	—	8%	8%
Europe	(4)%	15%	11%	—	6%	6%
Rest of World	1%	7%	8%	5%	4%	9%
Total	(1)%	11%	10%	1%	6%	7%